As filed with the Securities and Exchange Commission on March 27, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Achillion Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2113479
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

300 George Street New Haven, Connecticut	06511
(Address of Principal Executive Offices)	(Zip Code)

2006 Stock Incentive Plan

Michael D. Kishbauch

President and Chief Executive Officer

300 George Street

New Haven, Connecticut

(Name and Address of Agent For Service)

203-624-7000

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	750,000 shares	$1.46(2)	$1,095,000	$62

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on March 20, 2009.

STATEMENT OF INCORPORATIONS BY REFERENCE.

This registration statement on Form S-8 is filed to register the offer and sale of an additional 750,000 shares of the Registrant’s common stock, $.001 par value per share, to be issued under the Registrant’s 2006 Stock Incentive Plan. This registration statement incorporates by reference the registration statements on Form S-8, File No. 333-138984, 333-141661 and 333-149729 (filed with the Securities and Exchange Commission on November 28, 2006, March 29, 2007 and March 14, 2008.)

Item 5.	Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) has opined as to the legality of the securities being offered by this registration statement. Attorneys at WilmerHale, and certain related investment partnerships, own, in the aggregate, 4,916 shares of the registrant’s common stock.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Haven, Connecticut, on this 27th day of March, 2009.

Achillion Pharmaceuticals, Inc.

By:	/s/ Michael D. Kishbauch
Michael D. Kishbauch
President and Chief Executive Officer and Director

(Principal executive officer)

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Achillion Pharmaceuticals, Inc., hereby severally constitute and appoint Michael D. Kishbauch and Mary Kay Fenton, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Achillion Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Kishbauch	President and Chief Executive Officer and Director	March 27, 2009
Michael D. Kishbauch	(Principal executive officer)

/s/ Mary Kay Fenton	Vice President and Chief Financial Officer	March 27, 2009
Mary Kay Fenton	(Principal financial and accounting officer)

/s/ Jason Fisherman, M.D.	Director	March 27, 2009
Jason Fisherman, M.D.

/s/ Gary Frashier	Director	March 27, 2009
Gary Frashier

/s/ Michael Grey	Director	March 27, 2009
Michael Grey

/s/ Dennis Liotta	Director	March 27, 2009
Dennis Liotta

/s/ David Scheer	Director	March 27, 2009
David Scheer

/s/ Nicholas J. Simon	Director	March 27, 2009
Nicholas J. Simon

/s/ Robert Van Nostrand	Director	March 27, 2009
Robert Van Nostrand

/s/ David Wright	Director	March 27, 2009
David Wright

INDEX TO EXHIBITS

Number	Description
5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP